As filed with the Securities and Exchange Commission on August 4, 2020

Registration Statement No. 333-127437

Registration Statement No. 333-129502

Registration Statement No. 333-141339

Registration Statement No. 333-148140

Registration Statement No. 333-152226

Registration Statement No. 333-155363

Registration Statement No. 333-158765

Registration Statement No. 333-164067

Registration Statement No. 333-174710

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

Post-Effective Amendment No. 1

To

FORM S-8

Registration Statement No. 333-127437

Registration Statement No. 333-129502

Registration Statement No. 333-141339

Registration Statement No. 333-148140

Registration Statement No. 333-152226

Registration Statement No. 333-155363

Registration Statement No. 333-158765

Registration Statement No. 333-164067

Registration Statement No. 333-174710

UNDER
THE SECURITIES ACT OF 1933
____________________________

CBA FLORIDA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	90-0613888 (I.R.S. Employer Identification Number)

3753 Howard Hughes Parkway, Suite 200

Las Vegas, Nevada

(702) 914-7250

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

____________________________

Cord Blood America, Inc. 2005 Stock Option Plan

Business Consulting Agreement

Cord Blood America, Inc. 2007 Flexible Stock Plan

Cord Blood America, Inc. Amended and Restated 2007 Flexible Stock Plan

Cord Blood America, Inc. 2008 Flexible Stock Plan

Cord Blood America, Inc. 2009 Flexible Stock Plan

Cord Blood America, Inc. 2010 Flexible Stock Plan

Cord Blood America, Inc. 2011 Flexible Stock Plan.

(Full Title of Plan)

____________________________

Anthony Snow

President

CBA Florida, Inc.

3753 Howard Hughes Parkway, Suite 200

Las Vegas, Nevada

(702) 914-7250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

With a copy to:

Kenneth A. Schlesinger, Esq. Jason Cabico, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Telephone: (212) 451-2300
Facsimile: (212) 451-2222

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer [_]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [_]

____________________________

TERMINATION OF REGISTRATION

This post-effective amendment (the “Post-Effective Amendment”), filed by CBA Florida, Inc., a Florida corporation (“CBA” or the “Company”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company:

•	Registration Statement No. 333-127437 filed with the SEC on August 11, 2005 pertaining to the registration of 8,000,000 shares of the Common Stock, pursuant to the Cord Blood America, Inc. 2005 Stock Option Plan.

•	Registration Statement No. 333-129502 filed with the SEC on November 7, 2005 pertaining to the registration of 103,292 shares of the Company’s Common Stock pursuant to the Business Consulting Agreement.

•	Registration Statement No. 333-141339 filed with the SEC on March 16, 2007 pertaining to the registration of 4,000,000 shares of the Company’s Common Stock pursuant to the Cord Blood America, Inc. 2007 Flexible Stock Plan.
•	Registration Statement No. 333-148140 filed with the SEC on December 18, 2007 pertaining to the registration of 8,000,000 shares of the Company’s Common Stock pursuant to the Cord Blood America, Inc. Amended and Restated 2007 Flexible Stock Plan.
•	Registration Statement No. 333-152226 filed with the SEC on July 9, 2008 pertaining to the registration of 20,000,000 shares of the Company’s Common Stock pursuant to the Cord Blood America, Inc. 2008 Flexible Stock Plan.
•	Registration Statement No. 333-155363 filed with the SEC on November 14, 2008 pertaining to the registration of 70,000,000 shares of the Company’s Common Stock pursuant to the Cord Blood America, Inc. 2008 Flexible Stock Plan.
•	Registration Statement No. 333-158765 filed with the SEC on April 24, 2009 pertaining to the registration of 70,000,000 shares of the Company’s Common Stock pursuant to Cord Blood America, Inc. 2009 Flexible Stock Plan.
•	Registration Statement No. 333-164067 filed with the SEC on December 30, 2009 pertaining to the registration of 80,000,000 shares of the Company’s Common Stock pursuant to Cord Blood America, Inc. 2010 Flexible Stock Plan.
•	Registration Statement No. 333-174710 filed with the SEC on June 3, 2011 pertaining to the registration of 1,000,000 shares of the Company’s Common Stock pursuant to Cord Blood America, Inc. 2011 Flexible Stock Plan.

On June 25, 2020, the Company filed Articles of Dissolution with the Secretary of State of the State of Florida pursuant to the Company’s Plan of Dissolution (the “Plan”), which were adopted by the Company’s Board of Directors on February 11, 2020, approved by the Company’s shareholders on May 28, 2020 and became effective as of June 26, 2020. As of the 5:00 p.m. Eastern Time on June 26, 2020 (the “Effective Time”), the Company’s transfer books were closed and the Company’s common stock ceased trading on the OTC Marketplace.

As a result of the Company’s voluntary dissolution and liquidation, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada on August 4, 2020.

CBA FLORIDA, INC.

By:	/s/ Anthony Snow
	Name:	Anthony Snow
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Anthony Snow	President, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)	August 4, 2020
Anthony Snow

/s/ David Sandberg	Director	August 4, 2020
David Sandberg

/s/ Adrian Pertierra	Director	August 4, 2020
Adrian Pertierra

/s/ Timothy McGrath	Director	August 4, 2020
Timothy McGrath